Exhibit 99.1

CALIBER CLOSES ON ANOTHER LAND SALE IN NORTHERN COLORADO
Construction of a new Catholic high school planned for the
50-acre plot of land to serve growing community

SCOTTSDALE, Ariz., May 7, 2024 – Caliber (NASDAQ: CWD), a real estate investor, developer, and manager, today announced the sale of an approximately 50-acre parcel of land in Johnstown, Colo., to the Archdiocese of Denver for $7.7 million. Located at County Road 3E and Highway 34, plans call for the construction of a new 450-student Catholic high school along with a chapel, athletic field, and gymnasium. The school will be ideally situated to serve students from the surrounding communities in Northern Colorado.

This property was part of an approximately 190-acre parcel purchased in June 2021 by a Caliber-sponsored single asset syndication, Encore FundCo, LLC, for $7.67 million. Since that time, pre-development work has been conducted on the land. Construction on the remaining portion of the larger parcel is expected to begin by mid-2024 and include multifamily, retail, and industrial development. This area is part of Caliber’s Johnstown Development, an approximately 750-acre master-planned, mixed-use development project.

“This transaction is another meaningful milestone in the development of a vibrant Johnstown community,” said Roy Bade, Chief Development Officer of Caliber. “We are seeing an acceleration in development activity in Northern Colorado, which continues to attract increased investment, new commerce, and more people. Caliber was early to recognize the emerging growth in this area and we continue to leverage these investment opportunities to optimize returns for our investors.”

NAI Affinity of Northern Colorado served as the broker on this transaction.

Commenting on the transaction, Ryan Schaefer, CEO of NAI Affinity, said “This private Catholic high school is going to be a wonderful addition to the Encore master-planned community, the Town of Johnstown, and Northern Colorado as a whole. Similar to patients coming to Medical Center of the Rockies or customers visiting SCHEELS, students and their families will travel from around the region to be here, solidifying Encore as the next great place to be in Northern Colorado. Congratulations on this exciting milestone to Caliber, Johnstown, the Archdiocese of Denver, and all the local church leaders, donors, and parishioners who made this possible!”

This transaction, which was executed in April, is the fourth property sale completed by Caliber and its Managed Funds in the Northern Colorado area since the end of 2023. The firm previously announced the sales of South Ridge, and Areas B and C of The Ridge development, a total of approximately 120 acres for nearly $20 million.

Caliber’s developments in Northern Colorado are situated within the triangle of Fort Collins, Loveland and Greeley at the intersection of I-25 and Freedom Parkway (Highway Road 402). Caliber and its investors currently own approximately 520 acres in the area encompassing six different projects in various stages of the development process. The master-planned community, which has been under development since 2017, will feature multiple new neighborhoods, with approximately 600 new single-family homes and 1,200 multi-family housing units, as well as community parks and commercial, retail, hospitality and industrial space. It is expected to bring significant new economic activity and opportunities to this rapidly growing area.

About Caliber (CaliberCos Inc.) (NASDAQ: CWD)
With more than $3.1 billion of managed assets, including estimated costs to complete assets under development, Caliber’s 15-year track record of managing and developing real estate is built on a singular goal: make money in all market conditions. Our growth is fueled by our performance and our competitive advantage: we invest in projects, strategies, and geographies that global real estate institutions do not. Integral to our competitive advantage is our in-house shared services group, which offers Caliber greater control over our real estate and visibility to future investment opportunities. There are multiple ways to participate in Caliber’s success: invest in Nasdaq-listed Caliberco.com and/or invest directly in our Caliber Funds.co.

Forward-Looking Statements
This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” "will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on the Company’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in the final prospectus related to the Company’s public offering filed with the SEC and other reports filed with the SEC thereafter. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

CONTACTS:
Caliber:
Victoria Rotondo
+1 480-295-7600
Victoria.rotondo@caliberco.com

Media Relations:
Kelly McAndrew
Financial Profiles
+1 203-613-1552
KMcAndrew@finprofiles.com